Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148703 and 333-138884 on Form S-3 and Registration Statement Nos. 333-176948, 333-172381, 333-182129 and 333-200865 on Form S-8 of our report dated March 18, 2015, relating to the consolidated financial statements of CIFC Corp. and subsidiaries, and the effectiveness of CIFC Corp. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of CIFC Corp. and subsidiaries for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 18, 2015